Exhibit 5.1
[GREENBERG TRAURIG, LLP LETTERHEAD]
John C. Kirkland
Tel. 310.586.7786
Fax 310.586.0286
KirklandJ@gtlaw.com
December 22, 2005

Board of Directors
Clearant, Inc.
11111 Santa Monica Blvd., Suite 650
Los Angeles, California 90025
       Re: Registration Statement on Form S-3
Gentlemen:
     This opinion is furnished to you in connection with the above-referenced registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), for the resale registration of 4,532,619 shares of common stock (including 839,285 shares underlying warrants) (the “Common Stock”) on behalf of the Selling Stockholders of Clearant, Inc., a Delaware corporation (the “Registrant”), as described in the Registration Statement.
     We have acted as counsel for the Registrant in connection with the Registration Statement. For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations and warranties made by the Registrant and the Selling Stockholders.
     We express no opinion as to any jurisdiction other than federal securities laws and the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law).
     Based on and subject to the foregoing, we are of the opinion that the currently outstanding shares of Common Stock are, and the shares of Common Stock underlying warrants upon issuance will be, validly issued, fully paid and non-assessable, and will remain so upon re-sale in accordance with the Registration Statement.
     The opinions contained in this opinion letter merely constitute expressions of my reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.
     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

Board of Directors
December 22, 2005

     The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for your benefit in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Very truly yours,
/s/ GREENBERG TRAURIG, LLP